                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT, dated as of December 15, 1999 (this "Agreement"), by and between Cendant Corporation, a Delaware corporation ("Cendant"), and Liberty Media Corporation, a Delaware corporation ("Liberty").

         WHEREAS, Liberty desires to purchase from Cendant, and Cendant desires to sell to Liberty, 18,000,000 shares (the "Shares") of the common stock, par value $.01 per share, of Cendant ( the "Common Stock"), as well as non-transferable warrants (in substantially the form of Exhibit A hereto) to purchase up to 28,956,000 shares of Common Stock for an exercise price of $23.00 per share (subject to the anti-dilution adjustments set forth in the Warrants (as hereinafter defined)) at any time during the period beginning on the Closing Date and ending on the second anniversary thereof (the "Warrants").

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I

                                  THE PURCHASE

         Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Cendant will issue to Liberty, and Liberty will purchase from Cendant (x) the Shares, in consideration for which, at the Closing, Liberty will pay to Cendant an amount equal to three hundred million dollars ($300,000,000) in cash (the "Shares Purchase Price"), and (y) the Warrant, in consideration for which, at the Closing, Liberty will pay to Cendant an amount equal to one hundred million dollars ($100,000,000) in cash (the "Warrant Purchase Price" and, together with the Shares Purchase Price, the "Purchase Price"). Upon the Closing, Liberty shall pay the Purchase Price to Cendant by wire transfer of immediately available funds to an account or accounts designated by Cendant in writing for such purpose prior to the Closing.

         Section 1.2 Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 9:00 a.m. (New York City time) on the third business day following the satisfaction or waiver of the conditions set forth in Article V, unless another time or date is agreed to by the parties hereto (the "Closing Date").

         Section 1.3 Deliveries by Cendant. Subject to the terms and conditions hereof, at the Closing, Cendant will deliver the following to Liberty:

                  (a) A certificate or certificates, duly registered on the stock books of Cendant in the name of Liberty, representing the Shares;

                  (b) The Warrants; and

                  (c) The officer's certificate provided for in Section 5.3(c).

         Section 1.4 Deliveries by Liberty. Subject to the terms and conditions hereof, at the Closing, Liberty will deliver the following to Cendant:

                  (a) The Purchase Price, in immediately available funds, in the manner set forth in Section 1.1 hereof; and

                  (b) The officer's certificate provided for in Section 5.2(c).


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF CENDANT

         Section 2.1 Organization. Cendant is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business substantially as it is now being conducted.

         Section 2.2 Authority. Cendant has the corporate power and authority to execute and deliver this Agreement and the Warrants and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Warrants and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Cendant. Each of this Agreement has been (and upon the Closing the Warrants will be) validly executed and delivered by Cendant and (assuming this Agreement has been duly authorized, executed and delivered by Liberty) constitutes (or in the case of the Warrants, will constitute) a valid and binding agreement of Cendant, enforceable against Cendant in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and
(b) enforcement of this Agreement and the Warrants, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 2.3 The Shares. The Shares have been duly and validly authorized and, when a certificate evidencing the Shares is issued and delivered against payment of the Shares Purchase Price in accordance with the terms of this Agreement, the Shares shall be duly and validly issued, fully paid and non-assessable. Delivery of the certificate(s) for the Shares will pass valid title to the Shares, free and clear of any claim, lien, charge, security interest, encumbrance, restriction on transfer or voting or other defect in title whatsoever ("Liens"), other than Liens resulting from any action(s) relating to Liberty. As of the Closing, the sale of the Shares to Liberty will be registered under an effective shelf registration statement filed by Cendant with the Securities and Exchange Commission (the "SEC").

         Section 2.4 The Warrant Shares. The shares of Common Stock issuable upon exercise of the Warrants (the "Warrant Shares") (a) are duly and validly authorized, (b) at the Closing Date, will be reserved for issuance upon exercise of the Warrants in accordance with their terms, including by reason of the anti-dilution provisions thereof, (c) assuming issuance in accordance with the terms of the Warrants, will at the time of exercise of the Warrants be duly and validly issued, fully paid and nonassessable, and (d) at the time of exercise of the Warrants, will be registered under an effective registration statement filed by Cendant with the SEC. Delivery of the certificate(s) for the Warrant Shares upon exercise of the Warrants will pass valid title to the Warrant Shares, free and clear of all Liens whatsoever, other than Liens resulting from any action(s) relating to Liberty. At the time of the Closing, the Warrant Shares will be registered under an effective shelf registration statement filed by Cendant with the SEC.

         Section 2.5 Capitalization. The authorized capital of Cendant consists of 2,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of October 26, 1999, there were 711,025,187 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

         Section 2.6 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement or the Warrants by Cendant, nor the consummation by Cendant of the transactions contemplated hereby or thereby will
(a) conflict with or result in any breach of any provision of the amended and restated certificate of incorporation (the "Cendant Charter") or amended and restated by-laws of Cendant, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Cendant is a party, (c) violate any order, writ, injunction, decree or award rendered by any Governmental Entity (as hereinafter defined) or any statute, rule or regulation (collectively, "Laws" and, individually, a "Law") applicable to Cendant, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority or court, domestic or foreign (a "Governmental Entity"), except in the case of clauses (c) and (d) of this
Section 2.6, for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

         Section 2.7 SEC Reports. Since January 1, 1999, Cendant has filed all required reports, schedules, forms, statements and other documents, including exhibits and all other information incorporated therein (the "SEC Documents"), with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents when filed (as amended and restated and as supplemented by subsequently filed SEC Documents) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 2.8 Shareholder Vote. The delivery and sale of the Shares and the Warrants, and the exercise of the Warrants and the delivery of the Warrant

Shares in accordance with the terms thereof, will not require any vote of Cendant's shareholders pursuant to the terms of the Cendant Charter or the rules of the New York Stock Exchange (the "NYSE").

         Section 2.9 Approval of Disinterested Directors. Notwithstanding the foregoing representations, on the date hereof Cendant has not obtained the approval of a majority of its disinterested directors for the issuance of the Warrant Shares pursuant to the Warrants, which approval shall be obtained prior to the Closing.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF LIBERTY

         Section 3.1 Organization. Liberty is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business substantially as it is now being conducted.

         Section 3.2 Authority Relative to this Agreement. Liberty has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Liberty. This Agreement has been duly and validly executed and delivered by Liberty and (assuming this Agreement has been duly authorized, executed and delivered by Cendant) constitutes a valid and binding agreement of Liberty, enforceable against Liberty in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.3 Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement by Liberty, nor the consummation by Liberty of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of Liberty, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which the Liberty is a party, (c) violate any order, writ, injunction, decree or award rendered by any Governmental Entity or Law applicable to Liberty, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, except in the case of clauses (c) and (d) of this Section 3.3, for the applicable requirements of the HSR Act.

         Section 3.4 Liberty Acknowledgment. Liberty has conducted its own independent investigation, review and analysis of Cendant. In entering into this Agreement, Liberty acknowledges that it has relied solely upon the aforementioned investigation, review and analysis, and, other than with respect to the representations and warranties made in Article II of this Agreement, Liberty acknowledges that none of Cendant, or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1 Consents; Cooperation. Each of Cendant and Liberty shall cooperate, and use its best efforts, to prepare and file all necessary materials with the appropriate Governmental Entities pursuant to the HSR Act within five business days of the date of this Agreement. Each party covenants to (x) furnish the other party with such necessary or appropriate information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings and submission pursuant to the HSR Act and (y) use its commercially reasonable efforts to comply as promptly as possible with requests for additional information issued by applicable Governmental Entities pursuant to the HSR Act.

         Section 4.2 Future Development Efforts. (a) From and after the Closing, each of Cendant and Liberty agree to work together to develop Internet and related opportunities associated with Cendant's travel, mortgage, real estate and membership businesses. These efforts may include the creation of joint ventures among Liberty, Cendant and others, as well as equity investments by either Liberty and Cendant in businesses owned by the other, subject, in all cases, to the negotiation of mutually agreeable terms between the parties.

                  (b) In addition, Cendant agrees to assist Liberty in creating a new venture that will seek to provide broadband video, voice and data services and content to hotels and their guests on a worldwide basis, in consideration for which Cendant will receive an equity participation interest in such venture, subject to the negotiation of mutually agreeable terms between the parties.

                  (c) Cendant and Liberty covenant to pursue opportunities within the cable industry to leverage Cendant's direct marketing resources and capabilities, subject to the negotiation of mutually agreeable terms between the parties with respect to any specific transaction.

                  (d) The provisions of this Section 4.2 shall not prohibit nor in any way interfere with the right of Liberty or Cendant, or any of their respective affiliates, to engage in any business or pursue any business opportunity (including entering into any agreement in connection therewith), anywhere in the world, including those that may be in competition with, or complimentary to, any business engaged in by the other or any of its affiliates.

         Section 4.3 Public Announcements. Prior to the Closing, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of a party (or, in the case of Liberty, AT&T Corporation) may be required by law or in connection with its obligations as a publicly-held, exchange-listed company, in which case the parties will use their reasonable best efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon execution hereof and upon the Closing, Cendant and Liberty will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

                                    ARTICLE V

                           CONDITIONS AND TERMINATION

         Section 5.1 Conditions to Each Party's Obligations to Consummate the Transactions Under this Agreement. The respective obligations of each party to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and

                  (b) Neither Cendant nor Liberty shall be subject to any order, decree or injunction of a court of competent jurisdiction, and no statute, rule or regulation shall have been enacted, promulgated or issued, which enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement or the Warrants.

         Section 5.2 Conditions to Cendant's Obligations to Consummate the Transactions Under this Agreement. The obligation of Cendant to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver of the following conditions:

                  (a) The representations and warranties of Liberty contained in this Agreement shall be true and correct at and as of the Closing Date in all material respects as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date);

                  (b) Liberty shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing; and

                  (c) Liberty shall have delivered to Cendant an officer's certificate to the effect that each of the conditions specified above in Sections 5.2(a) and (b) is satisfied.

         Section 5.3 Conditions to Liberty's Obligations to Consummate the Transactions Under this Agreement. The obligation of Liberty to consummate the transactions contemplated hereby are further subject to satisfaction or waiver of the following conditions:

                  (a) The representations and warranties of Cendant contained in this Agreement shall be true and correct at and as of the Closing Date in all material respects as though such representations and warranties were made at and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such date);

                  (b) Cendant shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

                  (c) Cendant shall have delivered to Liberty an officer's certificate to the effect that each of the conditions specified above in Sections 5.3(a) and (b) is satisfied;

                  (d) The Shares and the Warrant Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance;

                  (e) The sale of the Shares to Liberty shall have been registered under an effective shelf registration statement filed by Cendant with the SEC; and

                  (f) Cendant shall have obtained the approval of a majority of its disinterested directors for the issuance of the Warrant Shares pursuant to the Warrant.

                                   ARTICLE VI

                                   TERMINATION

         Section 6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) by mutual agreement of the parties; or

                  (b) by Cendant or Liberty at any time after 60 days from the date of this Agreement if the Closing shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to a party, if it has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date.

         Section 6.2 Procedure for and Effect of Termination. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby by the parties pursuant to Section 6.1 hereof, written notice thereof shall be given by a party so terminating to the other party and this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated hereby shall be abandoned without further action by Cendant or Liberty. If this Agreement is terminated pursuant to Section 6.1 hereof:

                  (a) all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the Governmental Entity to which made; and

                  (b) there shall be no liability or obligation hereunder on the part of Cendant or Liberty or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives, except that Cendant or Liberty, as the case may be, may have liability to the other party if the basis of termination is a breach by Cendant or Liberty, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section 6.2 shall survive any such termination.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes other prior agreements and understandings between the parties both oral and written regarding such subject matter.

         Section 7.2 Severability. Any provision of this Agreement that is held by a court of competent jurisdiction to violate applicable law shall be limited or nullified only to the extent necessary to bring the Agreement within the requirements of such law.

         Section 7.3 Notices. Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this
Section 8.3. Any such notice will be effective as of the date of receipt:

                  (a)  if to Cendant, to

                               Cendant Corporation
                               9 West 57th Street
                               37th Floor
                               New York, New York 10019
                               Fax: (212) 413-1922/23
                               Attention: General Counsel

                               with a copy to:

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                               New York, New York 10022
                               Fax:  (212) 735-2000
                               Attention: David Fox, Esq.

                  (b)  if to Liberty, to

                               Liberty Media Corporation
                               9197 South Peoria Street
                               Englewood, Colorado
                               Fax: (720) 875-5882
                               Attention: General Counsel

         Section 7.4 Governing Law; Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts) and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 7.3 (or to such other address for notice that such party has given the other party written notice of in accordance with Section 7.3) shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

         Section 7.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

         Section 7.6 Counterparts. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

         Section 7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Liberty may cause the Shares and/or the Warrants and Warrant Shares to be sold to, and registered in the name of, a wholly owned direct or indirect subsidiary of Liberty. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 7.8 Definition of "Shares." As used in this Agreement, the term "Shares" includes (a) all dividends (other than ordinary cash dividends with a record date prior to the Closing) and distributions declared by Cendant on the Shares subsequent to the date hereof and prior to the Closing and (b) shall be appropriately adjusted to give effect to any subdivision, combination or reclassification of the Shares effected prior to the Closing.

         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.


                                   CENDANT CORPORATION



                                   By: /s/ David M. Johnson
                                       ---------------------------------------
                                       Name: David M. Johnson
                                       Title: Senior Executive Vice President
                                              and Chief Financial Officer


                                   LIBERTY MEDIA CORPORATION



                                   By: /s/ Robert R. Bennett
                                       ---------------------------------------
                                       Name:  Robert R. Bennett
                                       Title: President

                                                                       EXHIBIT A


                               CENDANT CORPORATION

             (Incorporated under the laws of the State of Delaware)

       VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON ________ __, 2002 (1)

                 Warrant to Purchase 28,956,000
                 Shares of Common Stock



               WARRANT FOR THE PURCHASE OF SHARES OF COMMON STOCK


         FOR VALUE RECEIVED, CENDANT CORPORATION (the "Company"), a Delaware corporation, hereby certifies that Liberty Media Corporation ("Liberty") or its permitted transferees (the "Holder") is entitled, subject to the provisions of this warrant (the "Warrant"), to purchase from the Company, at any time, or from time to time during the period commencing at 9:00 a.m. New York City local time, on _______ __, 2000 (the "Closing Date") (2), and expiring, unless earlier terminated as hereinafter provided, at 5:00 p.m. New York City local time on _______ __, 2002 (the "Expiration Date"), up to 28,956,000 fully paid and nonassessable shares of Common Stock (as hereinafter defined) at a price of $23.00 per share (such exercise price per share, as adjusted proportionately in the case of an adjustment described in Section 7 hereto, being hereinafter referred to as the "Exercise Price").

         The term "Common Stock" means the shares of Common Stock, $.01 par value, of the Company as constituted on December 15, 1999 (the "Base Date"), together with any other equity securities that may be issued by the Company in addition thereto or in substitution therefor. The aggregate number of shares of Common Stock issuable upon the exercise of this Warrant shall be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Stock".

-------------

1   Date will be the second anniversary of the Closing Date.

2   This will be the Closing Date.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant is lost, stolen, destroyed or mutilated, which shall be at any time enforceable by anyone.

         The Holder agrees with the Company that this Warrant is issued, and all the rights hereunder shall be held, subject to all of the conditions, limitations and provisions set forth herein.

         1. Exercise of Warrant. This Warrant may be exercised in whole or in part at any time, or from time to time, during the period commencing at 9:00 a.m., New York City local time, on the Closing Date, and expiring at 5:00 p.m., New York City local time, on _______ __, 2002 (subject to Section 7.2 hereof) or, if such day is a day on which banking institutions in the City of New York are authorized by law to close, then on the next succeeding day that shall not be such a day. This Warrant may be exercised by presentation and surrender hereof to the Company at its principal office, with the Warrant Exercise Form attached hereto duly executed and accompanied by payment (either in cash or by certified or official bank check, payable to the order of the Company) of the Exercise Price for the number of shares specified in such Form and instruments of transfer, if appropriate, duly executed by the Holder or his or her duly authorized attorney. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by the Company of this Warrant, together with the Exercise Price, at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant.

         2. Reservation of Shares. The Company will at all times reserve for issuance and delivery upon exercise of this Warrant all shares of Common Stock or other shares of capital stock of the Company (and other securities and property) from time to time receivable upon exercise of this Warrant. All such shares (and other securities and property) shall be duly authorized and, when issued upon such exercise shall be validly issued, fully paid and nonassessable and free of all preemptive rights.

         3. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of fractional shares, there shall be paid to the Holder of this Warrant at the time the Warrant is surrendered pursuant to Section 1 an amount in cash equal to the same fraction of the Current Market Price of a share of Common Stock on the trading day immediately prior to the date of such exercise. "Current Market Price" means the closing sale price of the Common Stock (regular way) on the New York Stock Exchange.

         4. Non-Transferability of Warrant. This Warrant cannot be sold, transferred or assigned, except to a direct or indirect wholly-owned subsidiary of Liberty; provided, however, that the Holder must at all times be either Liberty or a direct or indirect wholly-owned subsidiary of Liberty.

         5. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant.

         6. Redemption. This Warrant is not redeemable by the Company.

         7. Anti-Dilution Provisions.

                  7.1 Adjustment for Dividends in Other Securities, Property, Etc.; Reclassification, Etc. (a) In case at any time or from time to time after the Base Date the holders of Common Stock (or any other securities at the time receivable upon the exercise of this Warrant) shall have received, or on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive without payment therefor: (i) other or additional securities or property (other than cash) by way of dividend or distribution (other than distributions referred to in Section 7.1(b) below),
(ii) any cash paid or payable except cash paid out of earned surplus of the Company at the Base Date as increased (decreased) by subsequent credits (charges) thereto (other than credits as a result of a revaluation of property) and that does not constitute an Extraordinary Cash Dividend (as defined below), or (iii) other or additional (or less) securities or property (including cash) by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then, and in each such case, the Holder of this Warrant, upon the exercise thereof as provided in Section 1, shall be entitled to receive the amount of securities and property (including cash in the cases referred to in clauses (ii) and (iii) above) which such Holder would hold on the date of such exercise or then be entitled to receive if on the Base Date it had been the holder of record of the number of shares of Common Stock (as constituted on the Base Date) subscribed for upon such exercise as provided in Section 1 and had thereafter, during the period from the Base Date to and including the date of such exercise, retained such shares and/or all other additional (or less) securities and property (including cash in the cases referred to in clauses (b) and (c) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Section 7.2.

                  (b) If the Company shall distribute to all holders of Common Stock subscription rights or warrants that (i) expire prior to the Expiration Date (and in the case of subscription rights or warrants for Common Stock, the exercise price thereof is less than the Current Market Price on the Determination Date) and (ii) are generally not taxable to the recipients, then the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by a fraction, of which the numerator shall be the Current Market Price on the Determination Date, less the fair market value (as determined in good faith by the Board of Directors of the Company) of such subscription rights or warrants distributed per share of Common Stock to the holders of Common Stock, and of which the denominator shall be such Current Market Price. The "Determination Date" means the earlier of (A) the record date for the determination of stockholders entitled to receive the subscription rights or warrants to which this paragraph (b) applies and (B) the "ex-dividend" date for the issuance of such subscription rights or warrants. The adjustment pursuant to the foregoing provisions of this paragraph (b) shall be made successively whenever any distribution to which this paragraph (b) applies, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. Upon each adjustment to the Exercise Price as a result of this paragraph (b), this Warrant shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of shares of Common Stock (calculated to the nearest hundredth) obtained by (x) multiplying the number of shares of Common Stock purchasable upon exercise of this Warrant prior to such adjustment by the Exercise Price in effect immediately prior to the adjustment of the Exercise Price and (y) dividing the product so obtained by the Exercise Price in effect immediately after such adjustment of the Exercise Price.

                  (c) The term "Extraordinary Cash Dividend" means any cash dividend with respect to the Common Stock the amount of which, together with the aggregate amount of cash dividends on the Common Stock to be aggregated with such cash dividend in accordance with the following provisions of this paragraph, equals or exceeds the threshold percentage set forth in the following sentence. If, upon the date prior to the "ex-dividend" date with respect to a cash dividend on the Common Stock, the aggregate of the amount of such cash dividend together with the amount of all cash dividends on the Common Stock with "ex-dividend" dates occurring in the 365 consecutive day period ending on the date prior to the "ex-dividend" date with respect to the cash dividend to which this provision is being applied (other than any such other cash dividends with "ex dividend" dates occurring in such period for which a prior adjustment under this Section 7.1 was made) equals or exceeds on a per share basis 15% of the average of the Current Market Prices during the period beginning on the date after the first such "ex-dividend" date in such period and ending on the date prior to the "ex-dividend" date with respect to a cash dividend to which this provision is being applied (except that if no other cash dividend has had an "ex-dividend" date occurring in such period, the period for calculating the average of such closing sale prices shall be the period commencing 365 days prior to the date immediately prior to the "ex-dividend" date with respect to the cash dividend to which this provision is being applied), such cash dividend together with each other cash dividend with an "ex-dividend" date occurring in such 365-day period that is aggregated with such cash dividend in accordance with this paragraph shall be deemed be deemed to be an Extraordinary Cash Dividend.

                  7.2 Adjustment for Reorganization, Consolidation, Merger, Etc. In case of (i) any reorganization of the Company (or any other corporation or entity, the securities of which are at the time receivable on the exercise of this Warrant) after the Base Date or (ii) the Company (or any such other corporation or entity) shall consolidate with or merge into another corporation or entity or convey all or substantially all of its assets to another corporation or other entity or (iii) the Company is a party to a merger or binding share exchange which reclassifies or changes all of its outstanding Common Stock, then, and in each such case, the Holder of this Warrant upon the exercise thereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger, conveyance or binding share exchange, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this Warrant prior to such consummation, the securities or property to which such Holder would have been entitled upon consummation if said Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 7.1; in each such case, the terms of this Warrant shall be applicable to the securities or property receivable upon the exercise of this Warrant after such consummation. In case the Company (or any other corporation or other entity, the securities of which are at the time receivable on exercise of this Warrant) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, if and only if the consideration per share of Common Stock received in such transaction is comprised solely of cash ("Cash Consideration") and such Cash Consideration is equal to or less than the Exercise Price then the Warrants shall automatically expire upon consummation of such transaction provided that, in each case, the Warrants shall survive consummation of such transaction and the terms of this Section 7.2 shall apply. The Company shall not effect any such consolidation, merger, transfer or binding share exchange of all of its shares of Common Stock unless prior to or simultaneously with the consummation thereof the successor (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets or other appropriate entity shall assume, by written agreement, the obligation to deliver to the Holder of this Warrant such securities, cash or other property as, in accordance with the foregoing provisions, such Holder may be entitled to purchase and the other obligations under this Warrant.

                  7.3 Certificate as to Adjustments. In each case of an adjustment in the number of shares of Common Stock (or other securities or property) receivable on the exercise of the Warrant, the Company at its expense will promptly compute such adjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the pro forma adjusted Exercise Price. The Company will forthwith mail a copy of each such certificate to the Holder of this Warrant.

                  7.4 Notices of Record Date, Etc.

                    In case:

                  (a) the Company shall take a record of the holders of its Common Stock (or other securities at the time receivable upon the exercise of the Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend that is not an Extraordinary Cash Dividend) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right;

                  (b) of any capital reorganization of the Company (other than a stock split or reverse stock split), any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation or entity (other than a merger for purposes of change of domicile) or any conveyance of all or substantially all of the assets of the Company to another corporation or entity;

                  (c) of any voluntary of involuntary dissolution, liquidation or winding-up of the Company; or

                  (d) the Company proposes to take any other action that would require adjustment to the Exercise Price or the number of shares of Common Stock issuable upon exercise of this Warrant pursuant to this Section 7, then, and in such case, the Company shall mail or cause to be mailed to the Holder of the Warrant at the time outstanding a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, binding share exchange, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as to which the holders of record of Common Stock (or such other securities at the time receivable upon the exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the date therein specified.

                  7.5 De Minimus Adjustments. No adjustment to the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 7.5 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

         8. Applicable Law. The Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware.

         9. Notice. Notices and other communications to be given to the Holder of the Warrant evidenced by this certificate shall be deemed to have been sufficiently given, if delivered or mailed, addressed in the name and at the address of such owner appearing on the records of the Company, and if mailed, sent registered or certified mail, postage prepaid. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or mailed, by registered or certified mail, postage prepaid, to the Company at 9 West 57th Street, 37th Floor, New York 10019, Attn: General Counsel, or at such other address as the Company shall have designated by written notice to such registered owner as herein provided, Notice by mail shall be deemed given when deposited in the United States mail as herein provided.

         10. Registration. At the time of the exercise of this Warrant, the shares of Common Stock issuable pursuant thereto shall be registered under an effective registration statement filed by Cendant with the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year first above written.


                                             CENDANT CORPORATION


                                             By:
                                                --------------------------------
                                                   Name:
                                                   Title:

                              WARRANT EXERCISE FORM

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing __________________________ shares of Common Stock of Cendant Corporation and hereby makes payment at the rate of $____ per share, or an aggregate if $______, in payment therefor.

                                             ----------------------------
                                             Name of Registered Holder

                                             ----------------------------
                                             Signature

                                             ---------------------------
                                             Signature, if held jointly

                                                                          Date
                                             ----------------------------